                       COMPUTATION OF EARNINGS PER SHARE

                                   Exhibit 11


                                                              THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                                   JUNE 30,                           JUNE 30,
                                                       -------------------------------        ---------------------------
                                                          1996                 1995              1996            1995
                                                       -----------         -----------        ------------    -----------
PRIMARY:
Net income                                             $ 2,862,000         $ 1,036,000        $ 4, 906,000    $ 1,671,000
                                                       ===========         ===========        ============    ===========

Shares as adjusted:
 Weighted average common shares outstanding             23,384,472          14,281,693          21,931,074     14,281,068
 Assumed conversion of Series A convertible
  preferred stock                                              ---           2,733,051                 ---      2,720,339
 Incremental shares from outstanding stock
  options as determined under the treasury
  stock method                                             380,762             240,513             366,594        240,513
                                                       -----------         -----------        ------------    -----------
Shares as adjusted                                      23,765,234          17,255,257          22,297,668     17,241,920
                                                       ===========         ===========        ============    ===========
Net income per share                                   $       .12         $       .06        $        .22    $       .10
                                                       ===========         ===========        ============    ===========
FULLY DILUTED:
Net income                                             $ 2,862,000         $ 1,036,000        $  4,906,000    $ 1,671,000
                                                       ===========         ===========        ============    ===========

Shares as adjusted:
 Weighted average common shares outstanding             23,384,472          14,281,693          21,931,074     14,281,068
 Assumed conversion of Series A convertible
  preferred stock                                              ---           2,733,051                 ---      2,720,339
 Incremental shares from outstanding stock
  options as determined under the treasury
  stock method                                             393,442             240,513             410,619        240,513
                                                       -----------         -----------        ------------    -----------
Shares as adjusted                                      23,777,914          17,255,257          22,341,693     17,241,920
                                                       ===========         ===========        ============    ===========
Net income per share                                   $       .12         $       .06        $        .22    $       .10
                                                       ===========         ===========        ============    ===========
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